UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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EXXON MOBIL CORPORATION

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Exxon Mobil Corporation	Jeffrey J. Woodbury
5959 Las Colinas Boulevard Irving, Texas 75039-2298	Vice President, Investor Relations and Secretary

May 18, 2017

Dear ExxonMobil Shareholders:

We would like to highlight several key messages to address comments raised by some shareholders regarding Item 12 – Report on Impacts of Climate Change Policies in ExxonMobil’s Proxy Statement that incorrectly characterize the company’s position and actions.

Supporting the Paris Agreement

ExxonMobil supports the Paris Agreement in our actions and communications. We advocate that the risks of climate change warrant thoughtful action. As noted in our disclosures, including the new Energy & Carbon Summary (ECS) which was distributed this year along with other Proxy Statement materials, we are: 1) mitigating greenhouse gas emissions in our operations, including investments since 2000 of nearly $7 billion on emissions-reduction technology; 2) delivering solutions that help our customers reduce their own emissions and improve their energy efficiency; 3) supporting research that can change the way we produce and use energy and assist society in transitioning to lower carbon energy solutions; and 4) participating in constructive dialogue on policy options for society to address the dual challenge of meeting the world’s growing energy needs while also addressing the risks posed by climate change.

Carbon Risk Considerations Addressed in Outlook for Energy

The foundation for ExxonMobil’s strategic decisions, business plans, and investments, is our Outlook for Energy (www.exxonmobil.com/energyoutlook). Updated annually to account for changes in global demand, supply, policy framework, and technology, the Outlook broadly aligns with third-party forecasts such as the International Energy Agency (IEA).

The Outlook reflects increasingly stringent climate policies and is generally consistent with the aggregated Nationally Determined Contributions which were submitted by signatories to the United Nations Framework Convention on Climate Change 2015 Paris Agreement. Our Outlook seeks to identify potential impacts of climate related policies, which often target specific sectors, by using various assumptions and tools including application of a proxy cost of carbon to estimate potential impacts on consumer demands. To enhance the robustness of our Outlook, we assess a wide range of assumptions for key supply and demand drivers to test the range of potential outcomes.

2°C Scenario Addressed

In our Energy & Carbon Summary (ECS), we detail the IEA’s widely referenced 450 Scenario, which approximates a 2°C pathway. As noted in the ECS, even in this reduced demand scenario, substantial upstream oil and gas investment of over $11 trillion will still be required through 2040 in order to offset natural field decline and meet demand projections. Also noted in the ECS, ExxonMobil is well positioned to compete for this investment due to our diverse resource base, superior project execution, and industry leading long-term return on capital employed (ROCE). We are confident that the Company’s robust planning and investment processes, detailed further in the ECS, appropriately contemplate and address climate-related risks and are sufficient to ensure delivery of long-term shareholder value.

Rigorous Investment Planning

We evaluate potential investments and projects using a wide range of economic variables and commodity prices. We also financially stress test our investment opportunities, which provides an added margin against uncertainties, such as those related to commodity prices, costs, geopolitics, technology, and regulatory and environmental matters. Stress testing enables us to consider a wide range of economic outcomes in our planning and investment process.

Enhanced Engagement and Disclosure on Climate Change Risk

We maintain a proactive engagement approach with shareholders to discuss the company’s efforts in addressing the risks of climate change. In 2016 and to date in 2017, we have met with shareholders representing over 25% of outstanding shares to discuss the company’s actions in this important area. As part of this active dialogue, we met with the New York State pension funds, the Church of England and other co-filers of the Item 12 proposal to better understand their perspectives and collaboratively engage. We also continue to enhance our many disclosures, summarized on the back of the ECS, reflecting valued input from the proponents and other shareholders.

In Summary

As noted in our Proxy Statement:

“. . . while the Board agrees with the importance of assessing the resiliency of the Company’s resource portfolio, it believes the current processes . . . sufficiently test the portfolio to ensure long-term shareholder value and position the Company to maintain a leadership role in energy development. Framed by the Energy & Carbon report and new summary brochure, and assessed annually through sensitivity analysis in our Outlook and investment stress testing, we remain confident in the commercial viability of our portfolio. Furthermore, all proved reserves fully comply with SEC definitions and requirements as detailed in our annual 10-K.”

For additional discussion on this proposal and other important items, please review our proxy materials at www.exxonmobil.com/proxymaterials. The Outlook for Energy is referenced for information purposes only and is not part of any proxy soliciting material.

Thank you for your valued consideration and continued support.

Sincerely,